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                                   EXHIBIT 5


                               December 28, 1995

(619) 544-8000                                                      C77023-00082

Rohr, Inc.
850 Lagoon Drive
Chula Vista, California  91910

         Re: Registration of 1,800,000 Shares of Common Stock, par value $1.00 per share, of Rohr, Inc. on Form S-8

Ladies/Gentlemen:

         We have acted as counsel for Rohr, Inc., a Delaware corporation (the "Company"), in connection with the registration of 1,800,000 shares of common stock, $1.00 par value, of the Company (the "Common Stock"), issuable under its 1995 Stock Incentive Plan (the "Plan"). As counsel to the Company, we have examined, among other things, the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to such shares (the "Registration Statement"), and have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the Common Stock issuable under the Plan.

         Based upon the foregoing, and in reliance thereon, we are of the opinion that the 1,800,000 shares of Common Stock registered under the Registration Statement, when issued, delivered and paid for in the manner described in the Plan, will be legally and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,



                             Gibson, Dunn & Crutcher